Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES SECOND QUARTER 2003 RESULTS

Boston, MA — July 22, 2003 - Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., announced today unaudited operating results for the second quarter of 2003.

Advanstar Communications Inc.

Summary Financial Information

(Unaudited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2003	2002	2003	2002
In thousands
Net revenue:
Trade shows and conferences	$23,690	$21,934	$97,776	$98,399
Publications	35,580	37,049	67,095	65,723
Marketing services and other	4,165	4,310	7,919	8,598
Total net revenue	63,435	63,293	172,790	172,720
Contribution margin (1):
Trade shows and conferences	8,328	8,042	49,742	50,787
Publications	12,214	12,694	21,184	18,435
Marketing services and other	385	646	1,039	2,241
Total contribution margin	20,927	21,382	71,965	71,463

General and administrative expenses	7,945	9,365	17,813	19,243
Provision and funding of affiliated dot.com company operations	425	637	635	38,716
Depreciation and amortization	13,372	16,829	26,527	33,477
Operating income (loss)	$(815)	$(5,449)	$26,990	$(19,973)

Cash flows provided by (used in):
Operating activities	$10,132	$10,301	$12,397	$(178)
Investing activities	(1,225)	(3,433)	(3,205)	(16,458)
Financing activities	(3,519)	(9,783)	(10,796)	(14,988)

Other Data:
EBITDA (2)	$11,948	$10,563	$52,793	$12,586
Adjusted EBITDA (2)	11,948	10,563	52,793	49,778

(1)     Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)     A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Revenue for the second quarter ended June 30, 2003 of $63.4 million increased slightly from $63.3 million in the second quarter of 2002. Adjusted EBITDA of $11.9 million increased 13.1% from $10.6 million in the second quarter of 2002.  Revenue for the first half of 2003 of $172.8 million increased slightly from $172.7 million in the first half of 2002.  Adjusted EBITDA in the first half of 2003 of $52.8 million increased 6.1% from Adjusted EBITDA of $49.8 million in the first half of 2002.

Contribution margin, which is defined as net revenue less cost of production and selling, editorial and circulation costs, is the measure by which the Company monitors segment performance.  Contribution margin for the second quarter ended June 30, 2003 was $20.9 million, down from $21.4 million in the second quarter of 2002.  Contribution margin for the first half of 2003 of $72.0 million increased from $71.5 million in the first half of 2002.

Cash flows provided by operating activities for the second quarter ended June 30, 2003 of $10.1 million decreased from $10.3 million in the second quarter of 2002.  Cash flows provided by operating activities for the first half of 2003 of $12.4 million increased from a use of cash of $0.2 million in the first half of 2002, primarily due to an increase in earnings and a reduction in cash interest paid during the period.

As of June 30, 2003, cash and cash equivalents were approximately $18.0 million and total outstanding borrowings under the revolver were $39.1 million and total debt was $550.8 million.

Quarterly Operating Summary

Revenue from trade shows and conferences increased $1.8 million, or 8.0%, to $23.7 million in the second quarter of 2003 from $21.9 million in the second quarter of 2002.  Total tradeshow square feet increased approximately 6.6% and price per square foot increased 1.6% in the second quarter of 2003 over the second quarter of 2002.  Increase in trade show and conference revenue was attributable to a shift in the timing of two events into the second quarter of 2003, partially offset by declines in events that serve the technology and east coast fashion markets, and the effect of holding three fewer events serving the call center, e-learning and financial services markets.  In the first quarter of 2002, the Company held two events which were moved to the second quarter in 2003.  Adjusted for timing of events, total tradeshow revenue declined $3.3 million, due primarily to declines in events serving the technology markets which continue to suffer from the overall curtailment of marketing spending by technology companies.

Contribution margin from trade shows and conferences increased 3.6% to $8.3 million for the second quarter of 2003 from $8.0 million in the second quarter of 2002.  This increase was primarily due to a shift in the timing of two events discussed above, offset by declines in operating results of events serving the call center, e-learning and east coast fashion markets.

Revenue from publications declined 4.0% to $35.6 million for the second quarter of 2003 from $37.0 million for the second quarter of 2002.  Advertising pages declined approximately 4.1%, and revenue per page increased approximately 0.7% in the second quarter of 2003 compared to the second quarter of 2002.  The decline in ad pages was most heavily focused in our magazines serving the technology and travel markets, as they continue to suffer from the overall economic environment, and most recently, the SARS outbreak.  In the second quarter of 2003, advertising pages increased 6.6% across all markets other than technology and travel, resulting in a 7.4% increase in revenue in these other markets compared to the first quarter of 2002.  Our acquisition late in 2002 of Healthcare Traveler also contributed to this increase.

Contribution margin from publishing declined 3.8% to $12.2 million in the second quarter of 2003 from $12.7 million in the second quarter of 2002.  This decline was primarily due to the difficult operating environment for our publications serving the technology and travel markets, partially offset by strong performances of our publications serving the licensing, automotive and healthcare markets, and our acquisition of Healthcare Traveler in October 2002.

Revenue from marketing services and other declined to $4.2 million in the second quarter of 2003 from $4.3 million in the second quarter of 2002 due primarily to softness in our classified and recruitment advertising.  Contribution margin from marketing services and other decreased to $0.3 million in the second quarter of 2003 from $0.6 million in the second quarter of 2002 due to the decline in revenue and an increase in sales staff resources dedicated to developing sales opportunities related to our small space advertisers.

Adjusted EBITDA increased 13.1% to $11.9 million in the second quarter of 2003 from $10.6 million in the second quarter of 2002, due primarily to the increase in contribution and a decline in our current funding of our affiliated dot.com company’s operations.

Year-to-date Operating Summary

Revenue from trade shows and conferences declined $0.6 million to $97.8 million in the first half of 2003 from $98.4 million in the first half of 2002.  Total tradeshow square footage of 3.1 million square feet in the first half of 2003 decreased 2.4% from the first half of 2002.  In 2003 we held fewer events serving the beauty, e-learning and call center markets, resulting in a decrease in 2003 revenue.  We launched new events in the art, beauty and automotive markets which served to partially offset this decline in revenue.  We also held one event serving the power sports market in the first quarter of 2003 which was last held in the fourth quarter of 2001.  Revenue for our spring MAGIC events increased approximately $1.5 million, or 5.1%, compared to the spring 2002 events due to increased pricing per square foot.  Attendance at our spring MAGIC events increased 2.9% while square feet declined 3.8% at the spring 2003 events compared to the spring 2002 events.  Our trade shows serving the technology market continues to suffer from the overall curtailment of marketing spending by technology companies.  Revenue from our events serving the technology market declined $4.5 million, or 22.2%, in the first half of 2003 compared to the first half 2002.  In the first half of 2003, total tradeshow square feet and revenue for all of our markets except technology increased 3.1% and 6.8%, respectively, over the first half of 2002.

Contribution margin from trade shows and conferences declined 2.1% to $49.7 million for the first half of 2003 from $50.8 million in the first half of 2002.  This decrease was primarily due to the decline in operating results of events serving the technology market, partially offset by the shift in timing of our event serving the power sports market and the launch of several trade shows during the period.

Revenue from publications increased 2.1% to $67.1 million for the first half of 2003 from $65.7 million for the first half of 2002.  In the first half of 2003 compared to the first half of 2002 , advertising pages increased approximately 0.6% and revenue per page increased approximately 1.2% across our portfolio, most heavily concentrated in publications serving the beauty, healthcare and automotive markets.  Our acquisition in October 2002 of Healthcare Traveler also contributed to this increase.  Our magazines serving the technology and travel markets continue to suffer from the overall economic environment as advertising pages continued to decline in these markets.  Advertising pages increased 11.4% across all markets other than technology and travel, resulting in an 11.9% revenue increase in these other markets.

Contribution margin from publishing increased 14.9% to $21.2 million for the first half of 2003 from $18.4 million for the first half of 2002.  This increase was primarily due to the strong performance of publications serving the healthcare, automotive, licensing and beauty markets, our acquisition of Healthcare Traveler in October 2002, and our continuing cost management initiatives.

Revenue from marketing services and other declined 0.8% million to $7.9 million for the first half of 2003 from $8.6 million for the first half of 2002 due largely to softness in classified and recruitment advertising.  Contribution margin from marketing services and other decreased to $1.0 million in the first half of 2003 from $2.2 million in the first half of 2002 due to the decline in revenue and an increase in sales staff resources dedicated to developing sales opportunities related to our small space advertisers.

Other income declined $2.0 million to $0.3 million for the first half of 2003 from $2.3 million for the first half of 2002 due largely to a reduction in the level of foreign exchange gains recognized during the period.

Provision for income taxes increased $8.9 million for the first half of 2003 from an income tax benefit of $8.1 million for the first half of 2002.  Our tax provision in 2003 relates to income taxes in certain foreign jurisdictions.  We recorded no income tax benefit related to the net operating loss we expect to generate during 2003 because we will establish a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits.

EBITDA for the first half of 2002 includes a non-cash charge of $37.2 million related to a provision for notes and advances to our affiliated dot.com company.  We have excluded this charge in arriving at Adjusted EBITDA.

Adjusted EBITDA increased 6.1% to $52.8 million in the first half of 2003 from $49.8 million in the first half of 2002, due primarily to the increase in contribution and a decline in our current funding of our affiliated dot.com company’s operations.

Conference Call Information

Advanstar will hold a conference call to review second quarter 2003 results on August 12, 2003 at 12:00 p.m. Eastern Time.  The call can be accessed by dialing 1-800-399-1392 with access code number 1870677.  A taped replay of the call will be available and can be accessed by dialing 1-800-642-1687 with reference code 1870677 until 11:00 p.m. Eastern Time on Tuesday, August 19, 2003.

About Advanstar

Advanstar Communications Inc. is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 100 business magazines and directories, 77 tradeshows and conferences, numerous Web sites, and a wide range of direct marketing, database and reference products and services. Advanstar serves targeted market sectors in such industries as art, automotive, beauty, collaboration/e-learning, CRM/call center, digital media, entertainment/marketing, fashion & apparel, healthcare, manufacturing and processing, pharmaceutical, powersports, science, telecommunications and travel/hospitality. The Company has over 1,200 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia. For more information, visit www.advanstar.com.

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; management’s ability to identify, finance, complete and integrate acquisitions; the performance of trade shows and conferences, and publications; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage cost; the infringement or invalidation of Advanstar’s intellectual property rights; and other such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission included in our registration statement on Post-effective Amendment No. 3 to Form S-1 filed April 4, 2003 under “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release we disclose various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA, Adjusted EBITDA and cash interest expense.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2003	2002	2003	2002
In thousands
Net revenue	$63,435	$63,293	$172,790	$172,720
Operating expenses:
Costs of production	12,884	12,700	36,136	35,890
Selling, editorial and circulation	29,624	29,211	64,689	65,367
General and administrative	7,945	9,365	17,813	19,243
Provision and funding of affiliated dot.com company operations	425	637	635	38,716
Depreciation and amortization	13,372	16,829	26,527	33,477
Total operating expenses	64,250	68,742	145,800	192,693
Operating income (loss)	(815)	(5,449)	26,990	(19,973)
Other income (expense):
Interest expense, net	(12,549)	(13,252)	(24,635)	(25,926)
Other income (expense), net	(91)	1,216	308	2,258
Income (loss) before income tax expense and minority interests	(13,455)	(17,485)	2,663	(43,641)
Provision (benefit) for income taxes	421	(3,296)	725	(8,072)
Minority interests	(414)	(590)	(542)	(680)
Loss before extraordinary item and accounting change	(14,290)	(14,779)	1,396	(36,249)
Cumulative effect of change in accounting	—	—	—	(66,817)
Net income (loss)	$(14,290)	$(14,779)	$1,396	$(103,066)

Other data:
Capital expenditures	$1,022	$1,901	$3,001	$3,190
Cash interest expense	11,676	12,543	23,076	24,601
Cash taxes (refunds)	(58)	357	51	502

The following table reconciles EBITDA and Adjusted EBITDA to cash flows provided by operating activities, cash interest expense to interest expense and cash taxes (refunds) to provision (benefit) for income taxes for each period presented:

	Quarter Ended June 30,		Year-to-Date June 30,
	2003	2002	2003	2002

Adjusted EBITDA	$11,948	$10,563	$52,793	$49,778
Provision for notes and advances from affiliated dot.com company	—	—	—	(37,192)

EBITDA	11,948	10,563	52,793	12,586
Depreciation and amortization	(13,372)	(16,829)	(26,527)	(33,477)
Minority interests (excluding Depreciation and amortization)	609	817	724	918
Operating income (loss)	(815)	(5,449)	26,990	(19,973)

Interest expense	(12,549)	(13,252)	(24,635)	(25,926)
Other income (expense), net	(91)	1216	308	2,258
Benefit (provision) for income taxes	421	(3,296)	725	(8,072)
Minority interests	(414)	(590)	(542)	(680)
Cumulative effect of change in accounting	—	—	—	(66,817)
Net income (loss)	(14,290)	(14,779)	1,396	(103,066)
Provision for notes and advances from affiliated dot.com company	—	—	—	37,192
Transition goodwill impairment	—	—	—	66,817
Depreciation and amortization	13,372	16,829	26,527	33,477
Deferred income taxes	659	(3,887)	659	(9,514)
Other non cash items	740	355	1,538	1,173
Changes in operating assets and liabilities	9,651	11,783	(17,723)	(26,257)
Net cash provided by (used in) operating activities	$10,132	$10,301	$12,397	$(178)

Interest expense	$12,549	$13,252	$24,635	$25,926
Non-cash amortization of deferred financing costs	(873)	(709)	(1,559)	(1,325)
Cash interest expense	$11,676	$12,543	$23,076	$24,601

Provision (benefit) for income taxes	$421	$(3,296)	$725	$(8,072)
Change in accrued tax expense	(479)	3,653	(674)	8,574
Cash taxes (refunds)	$(58)	$357	$51	$502

Use of Non-GAAP Financial Information

                To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA and Adjusted EBITDA, which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income plus amortization and depreciation less amounts attributable to minority interest.  EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information.  Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA is not necessarily indicative of amounts that may be available to us for discretionary purposes.  Our method of computation may not be comparable to other similarly titled measures of other companies.  Our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

We also present information about cash interest expense and cash tax expenses because we believe it is a useful way for us and our investors to measure our actual cash needs in any period.  GAAP requires us to provide information about interest expense and tax expense that includes both payments made in cash in the relevant period and non-cash accruals.